EXHIBIT 99.1
------------
(Form S-3)



                     AGREEMENT TO ASSIGN SALES CONTRACT
                          AND DEVELOPMENT DOCUMENTS
                     18.22 Acre Parcel, Aurora, Illinois



     THIS AGREEMENT TO ASSIGN SALES CONTRACT AND DEVELOPMENT DOCUMENTS (hereinafter this "AGREEMENT"), is made and entered into as of the 16th day of January, 1996, between BRISTOL CHICAGO DEVELOPMENT CORP. (hereinafter called "ASSIGNOR") and AMLI RESIDENTIAL PROPERTIES L.P., a Delaware limited partnership (hereinafter called "ASSIGNEE").

      A. Assignor is the purchaser under that certain Real Estate Sales Contract, dated March 7, 1995, by and among Assignor, Wil-Freds Developments, Inc. and Harris Bank Naperville, as trustee under Trust Agreement dated August 9, 1973 a/k/a Trust No. 1689 (herein, Wil-Freds Developments, Inc. and Harris Bank Trust No. 1689 are collectively referred to as the "CONTRACT SELLER"), as amended by that certain letter agreement dated April 4, 1995, that certain letter agreement dated August 15, 1995 and that certain letter agreement dated January 3, 1996 (such agreement, as amended, being herein called the "SALES CONTRACT" and being attached hereto as EXHIBIT A).

      B. Pursuant to the Sales Contract, and subject to the terms and conditions therein set forth, Assignor has the right to acquire approximately 18.22 acres in Aurora, DuPage County, Illinois (the
"PROPERTY") as described in Exhibit A to the Sales Contract. Terms used herein and not otherwise defined herein shall have the meanings given such terms in the Sales Contract.

      C. Subject to the terms and conditions hereof, Assignor desires to assign to Assignee all of Assignor's right, title and interest (i) to purchase the Property including without limitation, Assignor's rights in and to the Sales Contract (the "PURCHASE RIGHTS") and (ii) in and to all existing plans, drawings, specifications, permits, licenses, governmental approvals, development rights, Regulatory Approvals (defined below), agreements (with governmental bodies, architects, engineers, consultants or other persons or entities) and other materials related to the development of the Property (the "DEVELOPMENT RIGHTS"; all written materials evidencing the Development Rights are called the "DEVELOPMENT DOCUMENTS" and are more particularly described on EXHIBIT B attached hereto) as a 272-unit luxury multifamily community known as Aurora Crossing Apartments (the "PROJECT"), and Assignee desires to accept such assignment and to assume and agree to perform, subject to the terms and conditions hereof, all of the Purchaser's duties, obligations and liabilities under the Sales Contract and the Development Documents.

                                 AGREEMENT:
                                 ---------

      NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged:
















      1. AGREEMENT TO PURCHASE AND SELL. Assignee agrees to accept and Assignor agrees to contribute the Purchase Rights and the Development Rights for the consideration and subject to the terms and conditions set forth in this Agreement.

      2. CONTRIBUTION. The value of the Purchase Rights and the Development Rights (the "EXCHANGE AMOUNT") is $540,000, to be paid to Assignor as consideration for the contribution and assignment to Assignee
of the Purchase Rights and the Development Rights.   On the Closing Date
(as defined below) the Exchange Amount shall be payable entirely in the form of operating units of Assignee and the Earnest Money will be refunded to Assignee at closing. The number of operating units to be delivered to Assignor will be calculated based upon the closing price on the New York Stock Exchange of the common shares of Amli Residential Properties Trust on the first business day prior to the Closing Date. Such operating units shall be convertible at any time into an equal number of shares of Amli Residential Properties Trust. In the event, upon conversion, such shares are "restricted securities" (i.e., unregistered), and remain so for 90 days after the conversion by Assignor, then Assignor shall have the right to put such shares to Assignee for cash in an amount based on the number of shares so put, multiplied by the closing price on the New York Stock Exchange for such shares as of the first business day prior to the date of exercise of the put, and the cash shall be paid to Assignor within thirty (30) days of receipt of written notice to Assignor of such put.

      3. REIMBURSEMENT OF COSTS. Upon the closing of this transaction, Assignee agrees to reimburse Assignor for certain acceptable third party costs incurred by Assignor related to the development of the Project through the date hereof. The exact amount of the reimbursement will be determined by the parties prior to closing and shall be payable in cash. Prior to and as a condition of such reimbursement, Assignor shall provide to Assignee an estoppel or letter (substantially in the form of EXHIBIT C-1, C-2 or C-3 attached hereto, as the case may be) from such third parties confirming the work performed under their respective agreements, the amounts paid to such third parties and the amount remaining to be paid to such third parties.

      4. EARNEST MONEY. Assignee shall deposit $50,000 in cash as earnest money (the "EARNEST MONEY") within three (3) business days following the later of execution of this Agreement (the "CONTRACT DATE") and the satisfaction of the conditions set forth in Section 12 hereof, in a strict joint order escrow account (the "ESCROW") with Chicago Title Insurance Company (the "TITLE INSURER"), as escrow trustee, with such funds to be deposited in an insured interest bearing account designated by Assignee. The Earnest Money shall thereafter be non-refundable to Assignee provided Assignor fulfills its obligations under this Agreement and all conditions precedent have been satisfied or waived. Upon closing of the purchase and sale of the Property to Assignee pursuant to Section 5(e) below, Assignee will cause the earnest money posted by Assignor as purchaser under the Sales Contract to be refunded to Assignor, including any interest accrued thereon.



















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      5.    CONDITIONS PRECEDENT TO ASSIGNEE'S OBLIGATION TO CLOSE.
Assignee's obligation to purchase the Purchase Rights and the Development Rights shall be subject to the following conditions precedent (the "CONDITIONS PRECEDENT"), any of which may be waived by Assignee.

            a. FEASIBILITY CONTINGENCY. Assignee shall have until January 16th, 1996 (the "REVIEW PERIOD"), or such later date as mutually agreed to by the parties to perform a feasibility analysis of the Property.

During this time Assignee will conduct and review soil tests, engineering, planning, site planning, utilities, wetlands, environmental risk, title, survey and other reviews determined to be necessary by the Assignee. In addition, Assignee shall review the costs proposed to be reimbursed by Assignee pursuant to SECTION 3 above. If Assignee determines, in its sole discretion, that the Property is not suitable for development by Assignee, or Assignor and Assignee are unable to agree upon the costs to be reimbursed, then Assignee shall have the right to terminate this Agreement by delivering written notice thereof to Assignor at any time prior to the end of the Review Period, in which case the Earnest Money shall be promptly refunded to Assignee and this Agreement shall be terminated. If Assignee fails to so notify Assignor, then Assignee shall be deemed to have waived this feasibility contingency and this Agreement shall remain in full force and effect, subject to the Regulatory Approvals (as defined below) contingency and other contingencies set forth herein and therein.

            b. REGULATORY APPROVALS CONTINGENCY. On or prior to the Closing Date, Assignee shall ascertain costs and the existence and transferability of all governmental approvals (the "REGULATORY APPROVALS") required to develop the Property for the use detailed in the Development Documents.

            The Regulatory Approvals shall include (without limitation) the following:

                  i. Evidence of planned unit development, preliminary plat and preliminary plan, and final plat and final plan approval of the Project from the City of Aurora (the "CITY") including a copy certified by the City of the ordinances granting such approvals and of all plans, agreements and other submissions on which such approval is based;

                  ii. recordation of a final plat of subdivision for the Property;

                  iii. issuance of a building permit for the construction of (i) all grading, site work, roadwork, utilities, and other infrastructure serving or required to be built in connection with the Project, and (ii) pool area, recreation center and first planned residential buildings, together with evidence satisfactory to Purchaser (which may be in the form of a letter from the City) that all building, engineering and other plans for the balance of the Project have been approved, that the City is ready to issue a building permit for such construction upon the payment of















                                      3




            specified permit fees, and identifying specifically by latest revision date all plans approved by the City upon which permits have been or may be issued;

                  iv. evidence of the amount of DuPage County ("COUNTY") impact fees which will be assessed against the Project, which evidence may be in the form of a letter from the County;

                  v. if any of the roads adjoining or serving the Property are not City roads, then issuance of a curb cut and other applicable construction permits by the authority controlling such roads (e.g., County, IDOT) permitting the construction of all curb cuts, de-acceleration or acceleration lanes, turn lanes, or other improvements required to be constructed in connection with the Project;

                  vi. evidence (which may consist of issuance of the applicable permit or a letter from the Project's civil engineer SDI Consultants, Ltd. (the "ENGINEER")) that all permits for tap on and service of the Project with water and sanitary sewer in sufficient capacities either have been issued by,or will be available upon payment of specific permit and tap on fees to, all applicable authorities including the Fox Metropolitan Water Reclamation District and the IEPA;

                  vii. an agreement with the school, park, fire, police, library and any other applicable districts specifying the amount of impact fees payable to each, or other evidence (such as a letter from the applicable district) of the amount of or absence of these fees or other applicable impact fees, land donations or other similar payment or donation obligations;

                  viii. written and recorded easement agreements for any utility lines or improvements (such as storm ponds) not located entirely within the Property;

                  ix. a certificate from the Engineer and Bloodgood Sharp Buster Architects & Planners, Inc. (the "ARCHITECT") in the form of EXHIBITS C-1 and C-2 attached hereto and additionally addressing other matters which Assignee may reasonably request.

      Such Regulatory Approvals shall be in form and substance acceptable to Assignee. If Assignee determines, in its sole discretion, that the Property does not have the appropriate Regulatory Approvals for development of the Project by Assignee, then Assignee shall have the right to terminate this Agreement by delivering written notice thereof to Assignor at any time prior to the Closing Date, in which case the Earnest Money shall be promptly refunded to Assignee and this Agreement shall be terminated.





















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            c.    CONSTRUCTION CONTRACT CONTINGENCY.  On or prior to the
Closing Date, Assignee shall have received a binding bid to enter into a construction general contract in form and substance and with a contractor acceptable to Assignee. It is understood that from and after the date hereof, Assignee and Assignor shall mutually cooperate in attempting to achieve such a contract at a mutually agreed upon guaranteed maximum price.

Assignee and Assignor shall be represented by Sonnenschein Nath & Rosenthal ("SNR") in negotiating such a contract and the reasonable attorneys' fees of SNR in so doing shall be paid equally by Assignee and Assignor. In addition, to the extent SNR certifies that the work performed by them prior to the date hereof in connection with the Contract Seller's construction contract can be utilized in connection with the subsequent contract, their certified fees with respect to such work shall be deemed a reimbursable cost pursuant to SECTION 3 hereof. Assignor shall be the principal negotiator of the contract, but drafts shall be mutually reviewed and to the maximum extent possible the suggestions of Assignee shall be raised in the negotiations and covered in such drafts. In the event that this condition is not satisfied on or prior to the Closing Date, then Assignee shall have the right to terminate this Agreement by delivering written notice to Assignor any time on or prior to the Closing Date, in which case the Earnest Money shall be promptly refunded to Assignee and this Agreement shall be terminated.

            d. INSPECTION. Assignee and its agents and contractors shall have (and Assignor shall cause the Contract Seller to provide) unlimited access to the Property prior to the Closing Date, including the right to take soil tests and borings. Assignee shall repair any damage caused by its entry and shall indemnify, defend and hold Assignor and Contract Seller harmless with respect to any damage to the Property or injury to any person caused by Assignee, its agents, employees or contractors in connection with its investigations of the Property.

            e. CLOSING OF SALES CONTRACT. Assignee and Assignor shall not be obligated to close this Agreement unless the Contract Seller under the Sales Contract has performed all of its obligations thereunder and Assignor is prepared to proceed with the Closing of the Sales Contract in the manner described in SECTION 8. In the event that this condition is not satisfied on or prior to the Closing Date then Assignee shall have the right to terminate this Agreement at any time on or prior to the Closing Date, in which case the Earnest Money shall be promptly refunded to Assignee and this Agreement shall be terminated. Notwithstanding the foregoing, in the event that the reason that the Closing is not occurring is because of the failure of the Contract Seller to perform under the Sales Contract, than Assignee shall have the following additional options in lieu of terminating this Agreement, which options must be exercised by notice to Assignor within five (5) business days after the scheduled Closing Date. Assignee may extend this Agreement up to an additional 60 days during which time Assignor shall use commercially reasonable efforts, excluding the pursuit of legal action, to enforce the Sales Contract against the Contract Seller. Alternatively, Assignee may close the exchange by paying the Exchange Value and receiving assignments of the Purchase














                                      5




      Rights and Development Rights, in which event Assignee may pursue legal remedies against the Contract Seller in the Sales Contract directly, and Assignor shall have no further interest therein. If Assignee chooses the extension option and the Sales Contract is not closing at the end of the extension, then at such time Assignee may choose by notice to Assignor within five (5) business days after an expiration of the extension period either to terminate (and receive a refund of the Earnest Money) or to complete the exchange as set forth in the prior sentence.

      6. CONVEYANCE. On the Closing Date, Assignor shall contribute and assign all the Purchase Rights and the Development Rights to Assignee or its designee pursuant to an Assignment and Assumption Agreement (the "ASSIGNMENT") in the form of EXHIBIT D attached hereto. The Assignment of the Purchase Rights shall be consented to by the Contract Seller. The Assignment of the Development Rights shall be consented to by consultants and contractors who are parties to the Development Documents.

      7. SURVEY AND TITLE COMMITMENT. Assignor shall deliver to Assignee within seven (7) business days from the date hereof, a current ALTA plat of survey of the Property dated no earlier than six months prior to the Contract Date, certified to Assignee and the Title Insurer and meeting the minimum standard detail requirements of ALTA/ACSM adopted in 1992 as well as a commitment for an ALTA Owner's Title Insurance Policy Form B-June, 1987 from the Title Insurer with respect to the Property, dated after the Contract Date. Assignor shall consult with and obtain written approval from Assignee, which approval shall not be unreasonably withheld, of any notice or determination required to be given or made to Contract Seller with regard to objections to title or survey matters under the Sales Contract. Assignee shall approve or disapprove all matters of title and survey within the Review Period. All costs of the survey that exceed those provided for in the Sales Contract shall be paid by Assignor and all costs of the title commitment and policy that exceed those provided for in the Sales Contract shall be paid by Assignee.

      8. CLOSING. If the conditions precedent set forth herein are either satisfied or waived by Assignee as evidenced by written notice to Assignor, and Assignor is prepared to go forward with the Closing (as defined in the Sales Contract) with the Contract Seller, then the closing under this Agreement shall take place on a date (the "CLOSING DATE") specified by Assignee, which date shall not be less than eleven (11) days after such notice and shall not be more than twenty-seven (27) days following the end of the Review Period, provided, however, the Closing Date shall be no later than March 15, 1996. The closing under this Agreement and the Sales Contract shall take place simultaneously, and the closing under this Agreement shall be conditioned upon the Closing under the Sales Contract. The Assignment shall be delivered to the Contract Seller at the Closing under the Sales Contract, and all conveyances under the Sales Contract shall be made directly to Assignee, provided that the delivery of the Assignment to the Contract Seller shall not be effective unless and until the Closing under the Sales Contract has taken place, unless Assignee elects under SECTION 5(e) above to pursue remedies directly against the Contract Seller. At the request of either party, the transactions shall be closed through an
















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escrow with the Title Insurer at its downtown Chicago office, with each party to pay one-half of such escrow fees.

      9. REPRESENTATIONS AND WARRANTIES OF ASSIGNOR. Assignor represents and warrants to Assignee as of the date hereof and as of the Closing Date (as defined below) that:

            a. a true, accurate and complete copy of the Sales Contract is attached hereto as EXHIBIT A, and the Sales Contract has not been modified or amended;

            b. a true, accurate and complete list of the Development Documents is attached hereto as EXHIBIT B;

            c. Assignor is the absolute owner of the Purchase Rights and the Development Rights and has the right to assign the Purchase Rights and the Development Rights;

            d. Assignor has not given or received any notice of default or breach under the Sales Contract or Development Documents, and to Assignor's knowledge, no such default or breach exists and no event or circumstance exists which with the giving of notice or passage of time or both would constitute a default or breach under the Sales Contract or Development Documents by any party thereto;

            e. The Purchase Rights and the Development Rights are free of any lien or charge and are not subject to any assignment, transfer, or hypothecation;

            f.    Assignor has been duly organized and is validly existing.

Assignor has the full right and authority and has obtained any and all consents required therefor to enter into the Sales Contract, the Development Documents and this Agreement and consummate or cause to be consummated the sale and assignments contemplated therein and herein. The persons signing the Sales Contract, the Development Documents and this Agreement on behalf of Assignor are authorized to do so. The Sales Contract, the Development Documents and this Agreement have been properly authorized and executed and constitute the valid and binding obligations of Assignor, enforceable in accordance with their terms;

            g. There is no agreement to which Assignor is a party or binding on Assignor which is in conflict with the Sales Contract, the Development Documents or this Agreement;

            h. There is no action or proceeding pending or, to Assignor's knowledge, threatened against the Assignor which challenges or impairs Assignor's ability to execute, deliver or perform this Agreement;





















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            i.    The Property is zoned to permit the uses contemplated by
the Project and Assignor has obtained the Regulatory Approvals specified in
Section 5(b)(i)-(viii) above, and, to Assignor's knowledge, such approvals are all those necessary for the construction of the Project other than issuance of building, construction or curb cut permits, which permits are available upon payment of the fees listed under clause (k) below.

            j. Assignor has delivered to Assignee a true and complete copy of all plans, agreements, ordinances or other written materials entered into with, or issued or approved by the City, any utility provider, local school, park or other district or other governmental body in connection with the Property and Project and Regulatory Approvals, and at closing will deliver such permits referred to in Section 5.b.iii;

            k. To Assignor's knowledge, based on Assignor's due investigation and inquiry, a true, accurate and complete list <handwritten initialed change: in all material respects> of all fees exceeding $300 assessed or likely to be assessed by any governmental entity or utility provider associated with the Project (including without limitation, all such permit fees, impact fees, review fees, inspection fees, tap-on fees, and recapture fees) is attached hereto as EXHIBIT E; and

            l.    Assignor has deposited $35,000 as Earnest Money under the
Sales Contract    with Title Insurer as escrowee.

      10. REPRESENTATIONS AND WARRANTIES OF ASSIGNEE: Assignee represents and warrants to Assignor that:

            a.    Assignee has been duly organized and is validly existing.

Assignee has the full right and authority and has obtained any and all consents required to enter into this Agreement and consummate or cause to be consummated the sale and make or cause to be made transfers and assignments contemplated herein, subject to completing its due diligence review and approval of the Property and the Development Documents. The persons signing this Agreement on behalf of Assignee are authorized to do so. This Agreement has been authorized and properly executed and will constitute the valid and binding obligations of Assignee, enforceable against Assignee in accordance with its terms.

            b. There is no agreement to which Assignee is a party or to Assignee's knowledge binding on Assignee which is in conflict with this Agreement.

            c. There is no action or proceeding pending or, to Assignee's knowledge, threatened against the Assignee which challenges or impairs Assignee's ability to execute, deliver or perform this Agreement.



















                                      8




            d. The operating units of Assignee are free and clear of any lien or charge, are not subject to any assessments and are readily convertible to shares of Amli Residential Properties Trust pursuant to
Section 2 of this Agreement.

      11. PAYMENT OF REAL ESTATE BROKERS. Each party represents to the other that no real estate broker has been used in connection with this transaction and no real estate broker's commissions shall be payable to any party. Assignee agrees to defend, indemnify and hold Assignor harmless from and against any claim for a real estate broker's commission, or fee by any other party claiming by, through or under Assignor. Assignor agrees to defend, indemnify and hold Assignee harmless from and against any claim for a real estate broker's commission or fee by any other party claiming by, through or under Assignee.

      12.   SALES CONTRACT.

            a. EXTENSION. Assignor shall have delivered to Assignee a true, correct and complete copy of the Sales Contract, extended and in full force and effect with the following changes each of which must be approved by Assignee:

                  i. Section 5 of the Rider shall be modified to provide a closing date commensurate with the Closing Date set forth herein;

                  ii. Section 13(B) of the Rider shall be modified to specifically permit the assignment of the Sales Contract to Assignee;

                  iii. Section 13(J) of the Rider shall be modified to delete any obligations of Assignee other than to deposit the Purchase Price (as defined in the Sales Contract) with an authorized intermediary.

            b. AMENDMENTS. Except as set forth in clause a. above, the Sales Contract shall not be amended or modified without Assignee's prior written consent.

            c. DUE DILIGENCE. Assignor shall cause the Contract Seller to consent in writing to Assignee's access to the Property pursuant to
Section 5.a. and d. hereof. Assignee shall indemnify, defend and hold the Contract Seller harmless with respect to any damage to the Property or injury to any person caused by Assignee, its agents, employees or contractors in connection with its investigation of the Property.

            d. ESTOPPEL. Prior to the expiration of the Review Period and again on the Closing Date, Assignor shall deliver to Assignee an estoppel from the Contract Seller confirming that the Sales Contract, as modified as set forth in this Section, is in full force and effect, confirming that there are no defaults or other modifications and, confirming the amount of earnest money on deposit and confirming such other matters as are reasonably requested by Assignee.
















                                      9




      13. CONSULTING AGREEMENT WITH ASSIGNOR. As of the Closing Date, as additional consideration for the exchange herein, Assignor and Assignee shall enter into a consulting agreement in the form of EXHIBIT F attached hereto to provide continuing basic services with respect to the Property and the Project.

      14.   DEFAULT.

            a. ASSIGNOR'S DEFAULT. If this transaction fails to close as a result of Assignor's default, the Earnest Money shall be returned to Assignee. In addition, Assignee shall be entitled to such remedies for Assignor's breach of contract as may be available at law and in equity, including, without limitation, the remedy of specific performance, which the parties agree was bargained for because of the unique nature of the rights to be transferred hereunder and the difficulty of compensating Assignee with damages, provided, however, if Assignor is in default due to causes beyond its reasonable control, Assignee shall not be entitled to pursue Assignor for monetary damages. Assignor shall be deemed to be in default under this Agreement if it fails to proceed with the Closing under the Sales Contract on the Closing Date or otherwise defaults under the Sales Contract.

            b. ASSIGNEE'S DEFAULT. If this transaction fails to close due to the default of Assignee, then Assignor's sole remedy shall be to terminate this Agreement and to retain the Earnest Money as liquidated damages, Assignor waiving all other rights or remedies in the event of such default by Assignee. The parties acknowledge that Assignor's actual damages in the event of a default by Assignee under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties' best estimate of such damages.

      15. NO AMENDMENTS. As long as this Agreement remains in full force and effect, Assignor shall perform all of its obligations under the Sales Contract, shall not amend or modify the Sales Contract (except as set forth in Section 12.a.) and shall not make any elections, issue any approvals, give any notice, or otherwise take any action with respect to the Sales Contract or the Property without the prior written consent of Assignee which consent shall not be unreasonably withheld or delayed.

      16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Agreement shall be continuing and shall survive for a period of nineteen (19) months following the Closing Date. Each party shall indemnify and hold the other harmless from and against any loss, cost, liability or expense, including reasonable attorneys fees, incurred by reason of any breach of any of its representations or warranties under this Agreement. Notwithstanding anything to the contrary contained in this Section 16, if Assignee has actual knowledge prior to closing that a representation or warranty made by Assignor is false, despite any lack of knowledge on the part of Assignor, and Assignee proceeds with the


















                                     10




closing, then any claims of Assignee for breach of such representation or warranty shall be deemed waived as of the Closing Date. For purposes of this Section 16, Assignee's knowledge shall be deemed to mean the actual knowledge of Stephen C. Ross without inquiry or investigation.

      17. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by Assignor without Assignee's consent, which consent may be withheld in Assignee's sole discretion. Assignee may not assign this Agreement without Assignor's prior written consent, which consent shall not be unreasonably withheld. Any assigning party shall remain liable for the obligations of its assignee.

      18. NOTICES. Upon the execution and delivery of this Agreement, Assignor and Assignee shall deliver a copy of this Agreement to the Contract Seller, and request that a copy of any notices sent to Assignor under the Sales Contract also be sent to Assignee.

            All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following addresses:

If to Assignor:               Bristol Chicago Development Corp.
                              Attn: William Walsh
                              1931 North Meacham Road
                              Suite 330
                              Schaumburg, Illinois 60173
                              Phone:  708/397-7171
                              Facsimile:  708/397-8597

                              and

                              Bristol Capital Corp.
                              Attn: David Sislen
                              6116 Executive Boulevard
                              Suite 430
                              Rockville, Maryland 20852
                              Phone:  301/984-2520
                              Facsimile:  301/984-6099

    with a copy to:           Sonnenschein, Nath & Rosenthal
                              Attn: Gerald J. Sherman
                              8000 Sears Tower
                              233 South Wacker Drive
                              Chicago, Illinois  60606
                              Phone: 312/876-8000
                              Facsimile: 312/876-7934


















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If to Assignee:               Amli Residential Properties L.P.
                              Attn: Stephen C. Ross
                              125 South Wacker Drive
                              Suite 3100
                              Chicago, Illinois 60606
                              Phone:  312/443-1477
                              Facsimile:  312/443-0909

      with a copy to:         Mayer, Brown & Platt
                              Attn: Paul Meyer
                              190 South LaSalle Street
                              Chicago, Illinois 60603
                              Phone:  312/782-0600
                              Facsimile:  312/701-7711

Any such notices shall be either (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) days after deposit, postage prepaid in the U.S. Mail, (b) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered one business day after deposit with such courier,
(c) sent by facsimile transmission, in which case notice shall be deemed delivered upon transmission of such notice, or (d) sent by personal delivery. The above addresses may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

      19. LIMITATION OF LIABILITY. Any obligation or liability whatsoever of Assignee which may arise at any time under this Agreement or the Sales Contract shall be satisfied, if at all, out of Assignee's assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of its partners, shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise. The negative capital account of any partner in Assignee or the obligation of any partner in Assignee to make a capital contribution to Assignee shall not be deemed to be an asset of Assignee.

      20. GOVERNING AGREEMENT. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the Sales Contract, the terms and provisions of this Agreement shall govern and control. If any provision of this Agreement shall be deemed unenforceable as a matter of law, the remainder hereof shall remain in full force and effect.






















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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                        BRISTOL CHICAGO DEVELOPMENT CORP.,


                        By:   /s/ WILLIAM J. WALSH
                              ------------------------------
                        Name: William J. Walsh
                              ------------------------------
                        Its:  Chairman
                              ------------------------------


                        AMLI RESIDENTIAL PROPERTIES L.P.,
                        a Delaware limited partnership

                        By:   Amli Residential Properties Trust, a Maryland
real estate investment trust


                              By:   /s/ STEPHEN C. ROSS
                                    ------------------------------
                              Name: Stephen C. Ross
                                    ------------------------------
                              Title: Executive Vice President
                                    ------------------------------






































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